SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to
Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2011

YOUNG INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)
MISSOURI
(State or other jurisdiction of incorporation)

000-23213	43-1718931
(Commission File Number)	(I.R.S. Employer Identification Number)

13705 Shoreline Court East, Earth City, MO	63045
(Address of principal executive offices)	(Zip Code)
(314) 344-0010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER A OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Young Innovations, Inc. has entered into a new Credit Facility Agreement dated as of July 22, 2011 (the “Credit Agreement”), among JPMorgan Chase Bank, N.A., as a Lender and the Letter of Credit Issuer, The Northern Trust Company and Wells Fargo Bank, N.A. The following summary description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 4.1, which exhibit is incorporated herein by reference.

The Credit Agreement provides for an unsecured revolving credit facility of $70,000,000; provided that the Company has the option to increase the commitment, upon securing funding commitments and meeting certain other conditions, from $70,000,000 to $100,000,000.  The term of the Credit Agreement extends to July 15, 2016.

Under the Credit Agreement, the interest rates and fees payable under revolving credit facility have been reduced from the Company's previoius credit facility. Borrowings under the facility will now bear interest at rates ranging from LIBOR plus 1.25% to LIBOR plus 1.75%, or prime plus 0.0% to prime plus 0.50%, depending on the Company’s ratio of funded indebtedness to EBITDA.  The new Agreement also includes commitment fees for the revolving credit facility ranging between 0.175% per annum to 0.275% per annum of the unused amount of the commitment.

The Credit Agreement and related loan documents contain terms and provisions (including representations, covenants and conditions) customary for transactions of this type.  The financial covenants include a maximum total funded indebtedness of 2.50x and a minimum EBITDA covenant.  In addition, the Credit Agreement contains certain covenants regarding acquisitions, distributions, changes in capital structure, capital leases and disposition of assets.

The obligations of the Company under the Credit Agreement are secured by a guaranty from certain direct and indirect domestic subsidiaries of the Company.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit Number                                Description

4.1	Credit Agreement as of July 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNG INNOVATIONS, INC.
By:	/s/ Arthur L. Herbst, Jr.
Arthur L. Herbst, Jr.
President

Dated:  July 27, 2011